Exhibit 16.1

March 31, 2025

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re: Forward Industries, Inc. – Changes in Registrant’s Certifying Accountant

To Whom it May Concern:

We have read Item 4.01 of Form 8-K dated March 28, 2025 of Forward Industries, Inc. and are in agreement with the statements contained in section a) therein. We have no basis to agree or disagree with the statements in section b) therein.

Very truly yours,

/s/ CohnReznick LLP

CohnReznick LLP